Exhibit 99.1

Abiomed, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

	March 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$4,788	$1,785
Short-term marketable securities	53,477	55,394
Accounts receivable, net	13,516	15,724
Inventories	9,211	14,777
Prepaid expenses and other current assets	1,676	809

Total current assets	82,668	88,489
Property and equipment, net	6,753	7,792
Intangible assets, net	2,979	4,359
Goodwill	37,170	31,295
Long-term marketable securities	—	3,721
Other assets	—	302

Total assets	$129,570	$135,958

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,764	$5,550
Accrued expenses	13,011	10,818
Deferred revenue	1,289	1,211

Total current liabilities	18,064	17,579
Long-term deferred tax liability	3,040	2,086
Other long-term liabilities	510	310

Total liabilities	21,614	19,975

Commitments and contingencies
Stockholders’ equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding—none
Common stock, $.01 par value	375	367

Authorized - 100,000,000 shares; Issued - 37,484,018 shares at March 31, 2010 and 36,736,843 shares at March 31, 2009; Outstanding - 37,433,064 shares at March 31, 2010 and 36,685,889 shares at March 31, 2009

Additional paid-in-capital	372,425	362,097
Accumulated deficit	(263,015)	(243,991)
Treasury stock at cost - 50,954 at March 31, 2010 and March 31, 2009	(827)	(827)
Accumulated other comprehensive loss	(1,002)	(1,663)

Total stockholders’ equity	107,956	115,983

Total liabilities and stockholders’ equity	$129,570	$135,958

Abiomed, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009
Revenue:
Products	$22,828	$19,384	$84,765	$72,512
Funded research and development	151	199	948	698

Total Revenue	22,979	19,583	85,713	73,210

Costs and expenses:
Cost of product revenue	6,239	5,498	22,529	20,437
Research and development	6,788	7,131	25,954	25,328
Selling, general and administrative	14,864	14,718	60,837	55,357
Amortization of intangible assets	362	407	1,469	1,606

	28,253	27,754	110,789	102,728

Loss from operations	(5,274)	(8,171)	(25,076)	(29,518)

Other income (expense):
Investment income (expense), net	1	104	373	(1,404)
Gain on sale of WorldHeart stock	6,389	—	6,389	313
Other expense, net	102	(235)	(39)	(236)

	6,492	(131)	6,723	(1,327)

Loss before provision for income taxes	1,218	(8,302)	(18,353)	(30,845)
Provision for income taxes	243	152	671	752

Net loss	$975	$(8,454)	$(19,024)	$(31,597)

Basic and diluted net loss per share	$0.03	$(0.23)	$(0.52)	$(0.91)